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Exhibit 10.18(c)

YOUNG BROADCASTING INC.
STOCK OPTION AGREEMENT

        AGREEMENT, dated as of June 23, 2000, between Young Broadcasting Inc., a Delaware corporation (the "Company"), and Paul Dinovitz (the "Optionee").

WITNESSETH:

        WHEREAS, the Company's subsidiary, Young Broadcasting of San Francisco, Inc. ("Young Broadcasting of San Francisco"), and the Optionee have entered into an Employment Agreement (the "Employment Agreement") dated as of June 23, 2000, pursuant to which the Optionee will serve as Vice President and General Manager of Young Broadcasting of San Francisco d/b/a KRON-TV and BAY-TV (the "Station"); and

        WHEREAS, pursuant to the Employment Agreement, the Company has agreed to grant the Optionee the right to purchase shares of its Class B common stock, $.001 par value ("Class B Common Stock"), represented by options.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1.    Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee, as of the date hereof, an option (the "Option") to purchase from the Company all or any part of an aggregate number of 140,000 shares of Class B Common Stock (the "Optioned Shares").

        2.    Installment Exercise. Subject to such further limitations as are set forth herein, the Option shall become exercisable as hereinafter provided:

        (a)  On the Effective Date (as such term is defined in the Employment Agreement), the Option shall become exercisable with respect to 40,000 Optioned Shares. The option price per share for such Optioned Shares shall equal $22.06.

        (b)  The Option to purchase the remaining 100,000 Optioned Shares shall become exercisable in accordance with the provisions of this subparagraph (b).

          (i)    In the event that the Effective Date occurs before January 15, 2001, and the Optionee is employed under the Employment Agreement on December 31, 2001, the Option shall become exercisable with respect to 50,000 Optioned Shares on December 31, 2004. The option price per share for such Optioned Shares shall equal $22.06.

          (ii)  The Option to purchase the remaining 50,000 Optioned Shares shall become exercisable based on the Optionee's achievement of budgeted net operating income (the "Targeted Goal") related to the operation of the Station, as may be determined from time to time by the Company. Beginning on December 31, 2001 and each December 31 thereafter through December 31, 2004, the Option shall become exercisable for up to 12,500 Optioned Shares on each such December 31 based on the level at which the Targeted Goal is achieved, as set forth below:

Percentage of Targeted Goal	Number of Optioned Shares
Below 90%	0
90%	6,250
100%	12,500

          For each 1% incremental increase above 90% of the Targeted Goal, the Option shall become exercisable with respect to 625 Optioned Shares. In no event shall the Option become exercisable under this subsection (ii) for more than 12,500 Optioned Shares in any year based on the level at which the Optionee achieves the Targeted Goal. In the event that the Optionee fails to achieve 100% of the targeted Goal for any particular year, he shall have no right anytime thereafter to exercise the Option with respect to the number of Optioned Shares related to the percentage of the Targeted Goal above the level satisfied by the Optionee. In the event that the Company or the Station undergoes a Change of Control (as such term is defined in the Employment Agreement), the Option shall become immediately exercisable to the extent of any and all Optioned Shares applicable to the year in which such Change of Control occurs and all subsequent years. However, if the Option fails to become exercisable in any given year with respect to Optioned Shares granted pursuant to this subparagraph (ii), the Option with respect to such Optioned Shares will expire and the Optionee will be precluded from exercising that portion of the Option. The option price per share for all Optioned Shares granted pursuant to this subparagraph (ii) shall equal $22.06.

        (c)  The Option may not be exercised with respect to less than 100 Optioned Shares (or the Optioned Shares then subject to purchase under the Option, if less than 100 shares) or for any fractional shares.

        3.    Termination of Option. (a) The Option, to the extent not previously exercised, shall terminate and become null and void upon the expiration of ten years after the date hereof (the "Option Term").

        (b)  Subject to the provisions of Section 4 hereof, and except as otherwise provided in this Section 3, upon the Optionee's ceasing for any reason to be employed by the Company (such occurrence being a "termination of the Optionee's employment"), the Option, to the extent not previously exercised, shall terminate and become null and void three months after such termination of the Optionee's employment, or upon the expiration of the Option Term, whichever occurs first.

        (c)  Upon a termination of the Optionee's employment for "cause" (as such term is defined in the Employment Agreement), the Option, to the extent not previously exercised, shall terminate and become null and void immediately upon such termination of the Optionee's employment.

        (d)  Upon a termination of the Optionee's employment by reason of permanent disability (within the meaning of Section 22(e)(3) of the Code) or by reason of the death of the Optionee, the Option, to the extent not previously exercised, shall terminate and become null and void twelve months after such termination of the Optionee's employment, or upon the expiration of the Option Term, whichever occurs first.

        4.    Exercisability. (a) Except as otherwise provided in this Section 4, upon a termination of the Optionee's employment, the Option shall be exercisable only to the extent that the Option has accrued and is in effect on the date of such termination of the Optionee's employment.

        b)    Upon a termination of the Optionee's employment by reason of permanent disability (as defined above) or by reason of the death of the Optionee, the Option shall immediately upon the date of such termination of the Optionee's employment become exercisable with respect to the full number of Optioned Shares not previously exercised, whether or not under the provisions of Section 2 hereof the Optionee was entitled to do so on such date. To the extent exercisable, the Option may be exercised by a legal representative on behalf of the Optionee in the event of such permanent disability, or, in the case of the death of the Optionee, by the estate of the Optionee or by any person or persons who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Optionee.

        5.    Manner of Exercise. (a) The Option may be exercised in full at one time or in part from time to time for the number of Optioned Shares then exercisable by giving written notice, signed by the person exercising the Option, to the Company, stating the number of Optioned Shares with respect to which the Option is being exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice.

        (b)  Full payment by the Optionee of the Option Price for the Optioned Shares purchased shall be made on or before the exercise date specified in the notice of exercise by delivery of (i) cash or a check payable to the order of the Company in an amount equal to such Option Price, (ii) shares of Class B Common Stock owned by the Optionee having a fair market value equal in amount to such Option Price, or (iii) any combination of the preceding clauses (i) and (ii).

        (c)  The Company shall be under no obligation to issue any Optioned Shares unless the person exercising the Option, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and substance to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring such Optioned Shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Optioned Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law.

        (d)  Upon exercise of the Option in the manner prescribed by this Section 5, delivery of a certificate for the Optioned Shares then being purchased shall be made at the principal office of the Company to the person exercising the Option within a reasonable time after the date of exercise specified in the notice of exercise.

        6.    Non-Transferability of Option. The Option shall not be assignable or transferable by the Optionee other than by will or the laws of descent, and shall be exercisable during the lifetime of the Optionee only by the Optionee. The Option shall terminate and become null and void immediately upon the bankruptcy of the Optionee, or upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

        7.    Withholding. Upon the Optionee's exercise of any option(s) or right(s) with respect to which Federal, state or local income and employment tax withholding requirements exist, unless the Optionee is eligible to and does satisfy the withholding requirements under an agreement whereby the Station may cause the Company to withhold shares of common stock purchased upon exercise as to satisfy such requirements, the Optionee shall either (a) present evidence satisfactory to the Station and the Company demonstrating that Optionee has remitted to the Internal Revenue Service payment sufficient to satisfy the applicable tax withholding requirements, or (b) make payment to the Station and the Company in cash in an amount equal to the income and employment taxes required to be withheld, on the compensation includible in the Optionee's income due to his exercise of the option(s) or right(s).

        8.    No Special Employment Rights. Neither the granting of the Option nor its exercise shall be construed to confer upon the Optionee any right with respect to the continuation of his employment by the Company (or any subsidiary of the Company) or interfere in any way with the right of the Company (or any subsidiary of the Company), subject to the terms of the Employment Agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence as of the date hereof.

        9.    No Rights of Stockholder. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to the Option except to the extent that the Option shall have been exercised with respect thereto and, in addition, a stock certificate shall have been issued theretofore and delivered to the Optionee.

        10.  Amendment. The Company may amend this Agreement with the consent of the Optionee when and subject to such conditions as are deemed to be in the best interests of the Company.

        11.  Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the

Optionee, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

        12.  Governing Law. The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above written.

YOUNG BROADCASTING INC.

By:	/s/ JAMES MORGAN
	Name:	James Morgan
	Title:	Executive Vice President

OPTIONEE:

/s/ PAUL DINOVITZ Name: Paul Dinovitz

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YOUNG BROADCASTING INC. STOCK OPTION AGREEMENT